THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW              NEW YORK OFFICE
SAN FRANCISCO                 40 WEST 57TH STREET          DIRECT DIAL NUMBER
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SAN JOSE                     www. thelenreid.com


                                        New York, New York
                                        July 11, 2000


Caprius, Inc.
One Parker Plaza
Fort Lee, New Jersey 07024

Gentlemen:

     We have acted as counsel to Caprius, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration of (A) 2,186,697 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), which have been issued in various private placements (the "Private Placements"), and (B) 5,886,398 shares of Common Stock issuable upon exercise of presently exercisable warrants (the "Warrants") and options (the "Options").

     This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the Warrants; (iv) the option agreements relating to the Options; (v) agreements and documents relating to the Private Placements; (vi) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and
(vii) such other documents, certificates or other records as we have deemed necessary or appropriate.

     Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2) The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued, and are fully paid and non-assessable.

(3) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are


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     duly exercised and the exercise price is paid for the shares of Common
     Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

(4) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Options will be duly authorized and validly issued, and fully paid and non-assessable when such Options are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Options in accordance with the terms of the respective option agreements.

     We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to, any laws other than the laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware.

     We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP